Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into as of June 15, 2023 by and between MATTHEW B. CRISP (“Executive”) and BENSON HILL, INC., a Delaware corporation (the “Company”). In consideration of the mutual promises below, the parties agree as follows:

1.Separation Date. Executive’s last day of employment with the Company is June 15, 2023 (the “Separation Date”). Effective as of the Separation Date, Executive will be deemed to have resigned from all officer and director positions with the Company and all subsidiaries thereof without the need of acceptance or any further action by the Company; provided, however, that Executive shall execute a letter of resignation as provided for in Exhibit A on or before the Separation Date.

2.Acknowledgement of Payment of Wages. Regardless of whether or not Executive signs this Agreement, the Company will provide Executive with a final paycheck for all wages, salary and accrued but unused vacation benefits due to Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe any other amounts except as set forth below in this Agreement or which may become due under the Consulting Agreement described in Section 3 below. Reimbursement of any reimbursable business expenses shall be paid to Executive as soon as administratively feasible, provided that such reimbursable business expenses were incurred prior to the Separation Date and substantiation of the expenses is provided to the Company within twenty (20) days of the Separation Date.

3.Separation Compensation. In exchange for Executive’s agreement to the general release and waiver of claims and covenant not to sue set forth below and Executive’s other promises herein, the Company agrees to provide Executive with separation compensation (“Separation Compensation”) as provided below. This Agreement and the Consulting Agreement shall replace and supersede all other agreements or plans regarding Executive’s employment or service with, and compensation by, the Company, except as otherwise expressly provided herein.  To the extent there are any conflicts or inconsistencies between the surviving provisions of such other agreements and this Agreement, this Agreement shall control.

The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice (whether written or unwritten) or agreement including, but not limited to, the Executive Employment Agreement between Company and Executive entered into as of July 20, 2021 (“Executive Employment Agreement”). The Executive’s entitlement to any compensation or benefits under any pension or retirement plans shall be determined in accordance with the terms and conditions of such plans.

The Separation Compensation shall include the following:

a.Consultancy. Pursuant to the terms of, and on the condition Executive signs, the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”), the Company agrees to engage Executive as a consultant beginning June 16, 2023 through June 15, 2024 unless terminated sooner under the terms of the Consulting Agreement (the “Consultancy”).

b.Equity.

i.Except as provided in Sections 3.b.iii. and 3.b.iv. below, Executive’s Company Restricted Stock Awards (including Executive’s Outperformance Grant and Executive’s Earn out Award) and Executive’s Option Awards shall continue to vest for the duration of Executive’s Consultancy. The terms and conditions of each equity award shall continue to be governed by the award agreement and the plan under which such award was granted (including the 2021 Omnibus Incentive Plan). For the avoidance of doubt, any performance-based awards remain subject to any and all performance-based requirements set forth therein.

ii.All outstanding equity awards with performance-based vesting that have not satisfied all performance-based requirements as set forth in the award agreement and plan as of the termination of the Consultancy shall be forfeited as of the termination of the Consultancy.

iii.If the Consultancy is expired by its own terms, or terminated by the Company without Cause (as defined in the Consulting Agreement) or by reason of Executive’s death or Disability (as defined below), then at the termination of the Consultancy, any unvested portion of such outstanding equity awards that are subject to time-vesting shall become vested on such date to the extent that the awards would otherwise have vested if the Consultancy had continued through June 15, 2025. For purposes of this Section 3.b.iii., “Disability” shall mean that the Executive, in the opinion of a physician, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The terms and conditions of each equity award as provided in the award agreement and the plan under which such award was granted shall continue to apply. For the avoidance of doubt, any restrictions regarding the timing to exercise an Option Award shall be limited to the period provided by the award agreement and plan and the measurement shall begin on the date the Consultancy terminates. For example, if the award agreement provides for ninety (90) days to exercise following a termination from service, Executive shall have ninety (90) days following the termination of the Consultancy within which to exercise the awards. Notwithstanding the foregoing, the following shall apply in the event of a Change in Control:

1.If the termination occurs within 12 months following or three months preceding a Change in Control then any unvested portion of such outstanding equity awards that are subject to time-vesting (including, but not limited to, any awards for which the performance goals have been achieved but that remain subject to time vesting) shall become fully time-vested as of the termination of the Consultancy.

2.Upon a Change in Control, the price per share implied in such Change in Control (the “CIC Price”) will be deemed to be the 30-day VWAP and the Outperformance Grant will performance vest according to achievement of the 30-day VWAP targets based on such CIC Price, provided that, if any 30-day VWAP target is not achieved based on such CIC Price, the applicable 25% tranche of the Outperformance Grant with respect to the lowest of such 30-day VWAP target that was not achieved will vest as to a fraction thereof, the numerator of which is the excess of the CIC Price over the highest 30-day VWAP target that was achieved based on the CIC Price, and the denominator of which is five. For purposes hereunder, “Change in Control” will have the meaning set forth in the 2021 Omnibus Incentive Plan.

iv.If the Consultancy is terminated (i) by the Company for Cause; or (ii) voluntarily by Executive (defined as “Special Advisor” in the Consulting Agreement), then all vesting will cease as of the date the Consultancy is terminated and all unvested equity awards shall be forfeited.

c.COBRA.

i.The Company will make lump sum cash payment to Executive equal to the cost of individual insurance coverage for COBRA continuation for Executive for the maximum COBRA period available to Executive.

ii.Upon proof of payment from Executive, Executive shall be reimbursed for continuation of coverage for his dependents through the earlier of (i) the maximum COBRA period available to such dependents or (ii) the date Executive becomes eligible for health insurance with a new employer and enrolls his dependents for such group health plan coverage.

In addition to the foregoing, if Executive has not become eligible to be covered under a group health plan sponsored by another employer by the date that is the maximum COBRA period available to Executive (the 18-month anniversary of the date of the Separation Date) (the “COBRA Payment Trigger Date”) then, on the Company’s first regularly scheduled pay date following the COBRA Payment Trigger Date, Executive shall receive a lump sum cash payment equal to six times the amount Executive paid to effect and continue coverage for Executive and Executive's covered dependents, if any, under the Company’s group health plan for the full calendar month immediately preceding the COBRA Payment Trigger Date, plus an additional amount equal to the sum of the income tax payable by Executive on this six-month COBRA payment, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, and local taxes at the highest applicable rates) as if no income tax had been imposed on the six-month COBRA payment.

d.Legal Costs. Company agrees to timely and directly pay Executive’s reasonable attorney fees of up to $40,000 for a single law firm to provide legal advice to Executive in connection with his review and execution of this Agreement and the Consulting Agreement subject to his submission of adequate proof of his payment of such fees to the Board of Directors of Company.

4.Return of Company Property. Executive hereby warrants that, no later than the termination date of the Consultancy, or sooner if requested by the Company, Executive will return to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession or control.

5.Restrictive Covenants, Confidentiality and Invention Assignment. Sections 7 and 9 of the Executive Employment Agreement shall survive termination of the Executive Employment Agreement and are expressly incorporated herein by reference. The twenty-four (24) month restrictive covenant period set forth in Section 7 of the Executive Employment Agreement (and incorporated herein by reference) shall begin to run on June 16, 2023. Sections 2, 7, 11 of the Benson Hill Loyalty Agreement dated March 5, 2021 between Executive and Company (“Loyalty Agreement”) shall survive termination of the Loyalty Agreement and are expressly incorporated herein by reference. Executive shall provide written prior notice to the Chairman of the Board of Directors of any employment or engagement for compensation that Executive accepts or undertakes (each a “Subsequent Employer”) during a period of twenty-four (24) months following the Separation Date that includes the Subsequent Employer’s name and address and the title and responsibilities of the position Executive will or plans to undertake. Company agrees that it will not be a per se violation of the restrictive covenants incorporated herein by reference for Executive to engage in an employment, consulting or other relationship with a private equity firm, investment firm or venture capital firm; provided however, that it will be deemed a violation of the restrictive covenants for Executive to enter into such a relationship with any of the entities set forth on Exhibit C hereto. Executive understands and agrees that the listing of companies on Exhibit C is not an exclusive list of entities with respect to which his employment or other working relationship could be deemed to be a violation of the applicable non-competition provisions.

6.General Release and Waiver of Claims. In consideration for the substantial benefits being provided to the Executive hereunder, the Executive, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges, to the fullest extent permitted by law, the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Company Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date the Executive signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to the Executive’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, unvested stock, unvested stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Company Releasees in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the above, nothing in this release is intended to release or waive (a) the Executive’s right to COBRA, unemployment insurance benefits, any other vested retirement benefits or vested equity awards, (b) the Executive’s rights under this Agreement or the Consulting Agreement, or (c) the Executive’s rights referenced the Second Amended and Restated Certificate of Incorporation of Benson Hill, Inc., the Second Amended and Restated Bylaws of Benson Hill, Inc., the indemnity agreement entered into between the Company and Executive for his service as an officer of the Company, and in the applicable directors and officers liability insurance maintained by the Company.

7.Clawback.

a.During the period following Executive’s termination until (A) in the case of a commission of fraud by Executive, the completion of the Company’s annual audit for the calendar year following the calendar year of Executive’s termination or (B) in the case of any other grounds constituting Cause under the Executive Employment Agreement, the completion of the Company’s annual audit for the calendar year of Executive’s termination, if the Company discovers ground constituting Cause existed before Executive’s termination, or (ii) during such time as the Executive is receiving payments under the Consulting Agreement, Executive materially breaches Section 5 of this Agreement (provided, however, to the extent that such violation is, in the Board’s reasonable good faith determination, capable of being cured, Executive shall have an opportunity to cure such violation within fifteen (15) days following written notice of such violation from the Company), Executive’s right to receive the Phase I and Phase II Bonuses under Exhibit A to the Consulting Agreement will immediately cease and be forfeited, any Phase I and Phase II Bonus previously paid to Executive will immediately be repaid by Executive.

b.Any amounts paid or payable under the Executive Employment Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, which clawback policies may provide for forfeiture and/or recoupment of amounts paid or payable under the Executive Employment Agreement and the Consulting Agreement. Notwithstanding any provision of this Agreement or the Consulting Agreement to the contrary, the Company and each of its affiliates reserve the right, without the consent of Executive to adopt clawback policies and procedures that may apply to Executive, including such policies and procedures with retroactive effect; provided, however, that any such policies that apply to Executive will (i) also apply to officers of the Company on the same terms and conditions (ii) require a determination in good faith by the Board of Directors of the Company, or a committee of the Board of Directors of the Company composed entirely of independent directors, in order to seek any such forfeiture, recoupment or clawback thereunder.

8.Indemnification. The Company agrees that it will not discriminate against Executive in operation or form with respect to any indemnification rights under the Second Amended and Restated Certificate of Incorporation of Benson Hill, Inc., the Second Amended and Restated Bylaws of Benson Hill, Inc., the indemnity agreement entered into between the Company and Executive for his service as an officer of the Company, and in the applicable directors and officers liability insurance maintained by the Company.

9.No Admission of Liability. This Agreement is not and shall not be construed as an admission or evidence of any wrongdoing or liability on the part of Releasing Parties or the Company Releasees.

10.Survival. It is understood and agreed that, with the exception of (i)  Executive’s rights under this Agreement and the Consulting Agreement, and (ii) any of the Executive’s rights to indemnification as provided in the Second Amended and Restated Certificate of Incorporation of Benson Hill, Inc., the Second Amended and Restated Bylaws of Benson Hill, Inc., the indemnity agreement entered into between the Company and Executive for his service as an officer of the Company, and in the applicable directors and officers liability insurance maintained by the Company, all of which shall remain fully binding and in full effect subsequent to the execution of this Agreement, the release set forth in Section 6 is intended and shall be deemed to be a full and complete release of any and all claims that the Executive or the Releasing Parties may or might have against the Company Releasees arising out of any occurrence on or before the Separation Date and this Agreement is intended to cover and does cover any and all future damages not now known to the Executive or which may later develop or be discovered, including all causes of action arising out of or in connection with any occurrence on or before the Separation Date.

11.Exceptions. This Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) preclude Executive from benefiting from class-wide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

12.Successors: Binding Agreement.

a.This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

b.Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

13.Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree that the Company shall withhold such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations from any of the Separation Consideration in Section 3.
12. Non-Disparagement. Executive agrees and covenants that, for 24 months after the Separation Date, Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements (oral or written, including, without limitation, via any form of electronic media) concerning the Company or any of its affiliates or any of their respective businesses, employees, contractors, directors, officers, and existing and prospective customers, strategic partners, suppliers, investors and other associated third parties. This Section 12 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from making truthful statements in compliance with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency or arbitral proceeding, provided that such compliance does not exceed that required by the law, regulation, or order (as determined in good faith by Executive, with the assistance of Executive's counsel). The Company will not make any official statements that are defamatory or disparaging to Executive and will instruct each of the Company’s executive leadership team and members of the Board not to authorize the making of any public defamatory or disparaging remarks, comments, or statements concerning Executive and agrees that its executive officers and directors shall be directed not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Executive. Nothing in this Section 12 is intended to prohibit, limit or prevent the Executive or the Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony will not be deemed to be a violation of this Section 12.

13. No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

14. Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and thereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

15. 409A Compliance.

a.    Intent and Compliance. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments to the limited extent it deems necessary to comply with Section 409A of the Code. To the extent that the Executive’s Separation Date occurs in one calendar year and the period for considering the release expires during the following calendar year, then notwithstanding anything herein to the contrary, the payment of the benefits provided under Section 3 will be paid by the Company to the Executive in the second calendar year.

b.    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive's termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code §409A and Executive is determined to be a "specified employee" as defined in Code §409A(a)(2)(b)(i), then, to the extent necessary to comply with Code §409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16.Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

17.Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

18.Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

19.Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles.

20.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BENSON HILL, INC.    MATTHEW B. CRISP

/s/ Dan Jacobi                         /s/ Matthew B. Crisp